Exhibit 99.1

     This news release contains forward-looking statements, including those regarding the anticipated outlook for our business, our currently estimated second quarter and full fiscal year 2005 net revenues and earnings results and our long-term outlook for our company, our industry and our customers. These statements are based on current expectations, forecasts and assumptions involving risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to: fluctuations in operating results; changes in technology; competition; anticipated growth for us and our industry may not occur; managing rapid growth; managing any rapid declines in customer demand that may occur; our ability to successfully consummate our acquisitions; managing the integration of businesses we acquire; risks associated with international sales and operations; retaining key personnel; our dependence on a limited number of customers; the consolidation of our customer base; business and competitive factors generally affecting the electronic manufacturing services industry, our customers and our business; other factors that we may not have currently identified or quantified; and other risks, relevant factors and uncertainties identified in our Annual Report on Form 10-K for the fiscal year ended August 31, 2004, any subsequent Reports on Form 10-Q and Form 8-K and our other securities filings. Jabil disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

JABIL REPORTS FIRST QUARTER FISCAL 2005 RESULTS
Company Posts Record Net Revenue & Earnings

St. Petersburg, FL – December 20, 2004...Jabil Circuit, Inc. (NYSE: JBL), a global electronics manufacturing services provider, today reported results for the first quarter of fiscal 2005, ended November 30, 2004. Net revenue for the first quarter of fiscal 2005 increased 21 percent to $1.83 billion compared to $1.51 billion for the same period of fiscal 2004.

Under accounting principles generally accepted in the United States of America (“GAAP”), net income for the first quarter of fiscal 2005 increased to $55.9 million as compared to $42.5 million for the same period in fiscal 2004. GAAP diluted earnings per share for the first quarter of fiscal 2005 were $0.27 compared to $0.20 for the same period of fiscal 2004.

Jabil’s first quarter of fiscal 2005 core earnings increased 26 percent to $65.0 million, compared to $51.6 million for the first quarter of fiscal 2004. Core earnings per share increased 28 percent to $0.32 per diluted share for the period, compared to $0.25 for the first quarter of fiscal 2004. (Jabil defines core earnings as GAAP net income before amortization of intangibles, acquisition-related charges, restructuring and impairment charges and other income/loss, net of tax. Jabil reports core earnings and core earnings per share to provide its investors with an alternative method for assessing its earnings from what it believes to be its core manufacturing operations. See the accompanying reconciliation of Jabil’s core earnings and core earnings per share to its GAAP net income and additional information in the supplemental information below).

Gross profit for the first quarter of fiscal 2005 increased 16 percent to $154.9 million or 8.4 percent of net revenue compared to $133.4 million or 8.8 percent of net revenue for the same period of fiscal 2004.

On a GAAP basis, operating income for the first quarter of fiscal 2005 increased 32 percent to $70.3 million compared to $53.0 million for the same period of fiscal 2004.

Core operating income for the first quarter of fiscal 2005 increased 25 percent to $80.9 million or 4.4 percent of net revenue compared to $64.5 million or 4.3 percent of net revenue for the first quarter of fiscal 2004. (Jabil defines core operating income as GAAP operating income before amortization of intangibles, acquisition-related charges and restructuring and impairment charges. Jabil reports core operating income to provide its investors with an alternative method for assessing its operating income from what it believes to be its core manufacturing operations. See the accompanying reconciliation of Jabil’s core operating income to its GAAP operating income and additional information in the supplemental information below).

(   M   O   R   E   )

Q1 2005 Earnings Release—Add One
December 20, 2004

Quarterly Highlights

•	Cash flow from operations was approximately $35 million for the first quarter of fiscal 2005.
•	Sales cycle for the first quarter of fiscal 2005 was 28 days.
•	Inventory turns for the first quarter of fiscal 2005 were nine.
•	Capital expenditures for the first quarter of fiscal 2005 were approximately $55 million.
•	Depreciation for the first quarter of fiscal 2005 was approximately $45 million.
•	Cash balances were $620 million at the end of the first quarter of fiscal 2005.
•	Return on Invested Capital (ROIC) increased to 17 percent for the first quarter of fiscal 2005.

Business Outlook

“We are pleased to have started our fiscal 2005 with another record quarter. We increased net revenues 21 percent, grew core earnings 26 percent and improved diluted core earnings per share 28 percent over the first quarter of fiscal 2004,” said Timothy L. Main, President and Chief Executive Officer. “While the end markets and the economy are just beginning to show signs of improvement, Jabil clearly has the strong trend for electronics companies to outsource in its favor.”

Jabil provided guidance for its second quarter of fiscal 2005 indicating that it currently foresees net revenue in a range of $1.65 to $1.75 billion and core earnings per share in a range of $0.26 to $0.28 per diluted share, depending upon actual levels of production. GAAP earnings per share are currently estimated to be $0.22 to $0.24 per diluted share. (Expected GAAP earnings per share for the second quarter of fiscal year 2005 are currently estimated to include $0.04 per share for amortization of intangibles.)

Jabil management maintained its previous full fiscal 2005 guidance, indicating expectations of net revenue to range from $7.2 to $7.4 billion and core earnings per share to be in a range of $1.20 to $1.24 per diluted share, depending upon actual levels of production. GAAP earnings per share are currently estimated to be $1.05 to $1.09 per diluted share. (Expected GAAP earnings per share for the quarter are currently estimated to include $0.15 per share for amortization of intangibles.)

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Supplemental Information

The financial results disclosed in this release include certain measures calculated and presented in accordance with GAAP. In addition to the GAAP financial measures, Jabil provides supplemental, non-GAAP financial measures to facilitate evaluation of Jabil’s core operating performance. The non-GAAP financial measures disclosed in this release exclude certain amounts that are included in the most directly comparable GAAP measures. The non-GAAP, or core financial measures disclosed in this release do not have standard meanings and may vary from the non-GAAP financial measures used by other companies.

Due to its acquisitions, Jabil has incurred incremental charges that are included in the GAAP financial measures disclosed in this release. Management believes that the nature of these amounts does not impact the performance of its core manufacturing operations. Management believes core financial measures (which exclude the effects of the amortization of intangibles, acquisition-related charges, restructuring and impairment charges and other income) are a useful measure that facilitates evaluating the past and future performance of Jabil’s ongoing operations on a comparable basis. Jabil reports core earnings, core earnings per share and core operating income to provide its investors with an alternative method for assessing its earnings and operating income from what it believes to be its core manufacturing operations. Included in this release is a Consolidated Statement of Earnings as well as a reconciliation of the disclosed core financial measures to the most directly comparable GAAP financial measures.

Company Conference Call Information

Jabil Circuit will conduct a conference call to announce its first quarter of fiscal 2005 earnings today at 4:30 p.m. EDT, live on the Internet at http://jabil.com. This earnings conference call will be recorded and archived for playback on the web at http://jabil.com.

Q1 2005 Earnings Release—Add Two
December 20, 2004

The news release and information about Jabil’s earnings will also be available in the investor relations’ section of the web site (jabil.com) by approximately 4:00 p.m., EDT. A taped replay of the conference call will also be available December 20, 2004 at approximately 7:30 p.m. EDT through midnight on December 21, 2004. To access the replay, call (800) 642-1687 from within the United States, or (706) 645-9291 outside the United States. The passcode is 112853 . An archived webcast of the conference call will be available at http://jabil.com/investors/

Jabil is an electronic solutions company providing comprehensive electronics design and product management services to global electronics and technology companies. Jabil helps bring electronics products to the market faster and more cost effectively by providing complete electronic product supply chain management around the world. With more than 40,000 employees and facilities in 19 countries, Jabil provides comprehensive, individualized-focused solutions to customers in a broad range of industries. Jabil common stock is traded on the New York Stock Exchange under the symbol, “JBL.” Further information is available on the company’s website: jabil.com.

Investor & Media Contact:
Beth Walters
(727) 803-3511
investor_relations@jabil.com

JABIL CIRCUIT, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

	November 30,	August 31,
	2004	2004
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$619,836	$621,322
Accounts receivable, net	1,066,416	777,357
Inventories	751,127	656,681
Prepaid expenses and other current assets	85,177	70,143
Deferred income taxes	56,915	57,172

Total current assets	2,579,471	2,182,675

Property, plant and equipment, net	807,297	776,353
Goodwill and intangible assets, net	360,506	352,426
Deferred income taxes	14,572	5,923
Other assets	13,330	11,979

Total assets	$3,775,176	$3,329,356

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Current installments of notes payable, long-term debt and long-term lease obligations	$1,966	$4,412
Accounts payable	1,213,068	937,636
Accrued expenses	253,498	213,418
Income taxes payable	11,691	3,618

Total current liabilities	1,480,223	1,159,084

Notes payable, long-term debt and long-term lease obligations, less current installments	294,993	305,194
Other liabilities	51,771	45,738

Total liabilities	1,826,987	1,510,016

Stockholders’ equity
Common stock	202	201
Additional paid-in capital	989,149	976,129
Retained earnings	845,868	789,953
Deferred compensation	(10,048)	—
Accumulated other comprehensive income	123,018	53,057

Total stockholders’ equity	1,948,189	1,819,340

Total liabilities and stockholders’ equity	$3,775,176	$3,329,356

JABIL CIRCUIT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except for per share data)
(Unaudited)

	Three months ended
	November 30,	November 30,
	2004	2003
Net revenue	$1,833,375	$1,508,994
Cost of revenue	1,678,517	1,375,545

Gross profit	154,858	133,449

Operating expenses:
Selling, general and administrative	68,089	66,009
Research and development	5,919	2,906
Amortization of intangibles	10,545	10,159
Acquisition-related charges (1)	—	1,339

Operating income	70,305	53,036

Interest income	(1,865)	(1,656)
Interest expense	5,386	4,760

Income before income taxes	66,784	49,932

Income tax expense	10,869	7,436

Net income	$55,915	$42,496

Earnings per share:
Basic	$0.28	$0.21

Diluted	$0.27	$0.20

Common shares used in the calculation of earnings per share:
Basic	201,467	199,626

Diluted	205,843	213,940

(1) There were no acquisition-related charges recorded during the three months ended November 30, 2004. During the three months ended November 30, 2003, we recorded acquisition-related charges of $1.3 million ($1.0 million after-tax) primarily in connection with the acquisitions of certain operations of Royal Philips Electronics and NEC Corporation.

JABIL CIRCUIT, INC. AND SUBSIDIARIES
SUPPLEMENTAL DATA
RECONCILIATION OF GAAP FINANCIAL RESULTS TO NON-GAAP MEASURES
(In thousands, except for per share data)
(Unaudited)

	Three months ended
	November 30,	November 30,
	2004	2003
Operating income (GAAP)	$70,305	$53,036
Amortization of intangibles	10,545	10,159
Acquisition-related charges	—	1,339

Core operating income (Non-GAAP)	$80,850	$64,534

Net income (GAAP)	$55,915	$42,496
Amortization of intangibles, net of tax	9,040	8,117
Acquisition-related charges, net of tax	—	987

Core earnings (Non-GAAP)	$64,955	$51,600

Earnings per share: (GAAP)
Net income	$55,915	$42,496
Interest expensed on convertible debt, net of tax (1)	—	942

Adjusted net income	$55,915	$43,438

Basic	$0.28	$0.21

Diluted	$0.27	$0.20

Core earnings per share: (Non-GAAP)
Core earnings	$64,955	$51,600
Interest expensed on convertible debt, net of tax (1)	—	942

Adjusted core earnings	$64,955	$52,542

Basic	$0.32	$0.26

Diluted	$0.32	$0.25

Common shares used in the calculations of earnings per share:
Basic	201,467	199,626

Diluted (2)	205,843	213,940

(1) The computation of earnings per diluted share and core earnings per diluted share for the three months ended November 30, 2003 includes the elimination of $0.9 million in interest expense, net of tax, on the then outstanding convertible subordinated notes, which would have been extinguished had the conversion occurred, as the effect of the conversion would have been dilutive. The notes were redeemed for cash in the third quarter of fiscal year 2004.

(2) Diluted common shares for the three months ended November 30, 2003 include 8,406,960 shares of common stock issuable upon the conversion of the then outstanding convertible subordinated notes as the effect of the conversion would have been dilutive. The notes were redeemed for cash in the third quarter of fiscal year 2004.